Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 8, 2021

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $0.90 PER SHARE FOR THE YEAR ENDED DECEMBER 31, 2020

HAMPSTEAD, MARYLAND (February 8, 2021) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the year ended December 31, 2020 was $2,682,003, or $0.90 per common share, compared to $4,560,804, or $1.54 per common share, for the year ended December 31, 2019. Net income for the three months ended December 31, 2020 was $417,394, or $0.14 per common share, compared to $1,060,786, or $0.36 per common share, for the three months ended December 31, 2019. On October 1, 2020, the Company consummated its previously-announced acquisition of Carroll Bancorp, Inc. and Carroll Community Bank (collectively “Carroll”).

Carroll Community Bank
Balance Sheet at Acquisition on October 1, 2020

	Book value	Fair value

Cash	$5,441,610	$5,441,610
Investment securities	14,540,495	14,599,320
Loans held for sale	1,702,950	1,743,195
Loans	145,153,100	145,080,950
Premises and equipment	2,619,413	2,684,240
Other real estate owned	1,411,605	1,411,605
Other assets	5,290,399	5,388,546
Goodwill and other intangibles	-	7,061,490

Total assets	$176,159,572	$183,410,956

Deposits	$145,177,501	$145,793,878
FHLB advances	13,000,000	13,000,000
Other liabilities	93,828	88,710

Total liabilities	158,271,329	158,882,588

Stockholders' equity	17,888,243	24,528,368

Total liabilities and stockholders equity	$176,159,572	$183,410,956

The Company incurred significant one-time costs of $1,624,496 and $3,236,817 during the three- and 12-months ended December 31, 2020, respectively, related to this acquisition. The table below provides a comparison of the Company’s results for the three- and 12-month periods ended December 31, 2020 and 2019, both with and without the acquisition costs.

	Three Months Ended			Twelve Months Ended
	December 31, 2020		December 31, 2019	December 31, 2020		December 31, 2019
		Excluding			Excluding
	As Reported	Acquisition Costs	As Reported	As Reported	Acquisition Costs	As Reported

Income before income taxes	$444,255	$2,068,751	$1,315,612	$3,169,214	$6,406,031	$5,600,138
Income taxes	26,861	443,571	254,826	487,211	1,292,806	1,039,334
Net income	$417,394	$1,625,180	$1,060,786	$2,682,003	$5,113,225	$4,560,804
Earnings per share	$0.14	$0.54	$0.36	$0.90	$1.71	$1.54
Return on average assets	0.25%	0.97%	0.95%	0.51%	0.97%	1.06%
Return on average equity	3.25%	12.64%	8.57%	5.22%	9.96%	9.52%

Net interest income for the year ended December 31, 2020 was $2,282,118 higher than for the year ended December 31, 2019 due to a $73.6 million increase in average interest earning assets to $488.3 million for the year ended December 31, 2020 as compared to $414.7 million for the year ended December 31, 2019, offset by a decline in the taxable equivalent net yield on interest earning assets to 3.58% in the 2020 period from 3.67% in the 2019 period. The net yield declined because the yield on loans and investments decreased 32 basis points to 4.58% for the year ended December 31, 2020 from 4.90% for the year ended December 31, 2019 as a result of the Federal Reserve rate cuts and the Company’s origination of $31 million of Paycheck Protection Program (“PPP”) loans that are yielding less than 2.50%. The Company’s cost of deposits and borrowings of 0.89% for the year ended December 31, 2020 was 26 basis points lower than the cost of 1.15% for the year ended December 31, 2019. The Company expects the cost of funds to continue to decline into 2021 because the Company has significantly reduced rates on many of its deposit products. The provision for loan losses totaled $625,000 for the year ended December 31, 2020 as a result of the economic downturn caused by the COVID-19 pandemic, compared to $40,000 for the year ended December 31, 2019.

Noninterest income increased by $578,552 in the year ended December 31, 2020 when compared to the year ended December 31, 2019, primarily as a result of a $627,227 increase in mortgage banking income and a $210,150 decrease in the write down of other real estate owned, offset by a $176,586 decrease in bank owned life insurance income and a $88,245 decrease in service charges. Noninterest expense was $4,706,594 higher in the year ended December 31, 2020 when compared to the year ended December 31, 2019 due primarily to the aforementioned acquisition costs of $3,236,817 and salary and benefit increases of $970,890 as a result of employees added in the fourth quarter of 2020 in connection with the Carroll acquisition along with usual increases to existing employees. Income taxes declined by $552,123 during the year ended December 31, 2020 when compared to the year ended December 31, 2019 due to lower income before taxes and a higher percentage of tax-exempt revenue, offset by certain acquisition costs that are not deductible.

The acquisition of Carroll was the primary driver of the significant increases in most assets and liabilities from the prior year end. In addition, the origination of $31 million of PPP loans also increased loans and deposits. Total assets increased to $677 million at December 31, 2020 from $442 million at December 31, 2019. Loans increased to $522 million at December 31, 2020 from $359 million at December 31, 2019. Investment in debt securities increased to $78 million at December 31, 2020 from $56 million at December 31, 2019. Deposits increased to $573 million at December 31, 2020 from $377 million at December 31, 2019. In connection with the Carroll acquisition, the Company borrowed $17 million that it used to fund a portion of the $25 million cash merger consideration. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $17.18 per share at December 31, 2020, compared to $16.63 per share at December 31, 2019.

The COVID-19 pandemic continues almost a full year after it started. The Bank is providing relief to its borrowers, as needed, including temporary deferral of payments. During the second quarter of 2020, the Bank granted 90-day payment deferrals on 107 loans totalling $109.2 million, which was approximately 30% of the portfolio. Of these deferred loans, 13 loans totaling $21.8 million, or 6% of the portfolio, were granted an additional 90-day deferral. Seven loans totaling $14.7 million, or 3% of the portfolio, including some added with the acquisition of Carroll, have been granted additional payment deferrals. All but one of these loans are making full interest payments. In addition, as mentioned previously, the Bank has made a significant amount of PPP loans to customers.

James R. Bosley, Jr., President and CEO, commented “We are excited that the acquisition of Carroll Community Bank and the related system conversion were completed in the fourth quarter. 2020 earnings excluding acquisition costs for both the fourth quarter and the full year significantly exceeded the prior year’s results for the same periods demonstrating the positive impact of the acquisition. In addition, we are pleased to have helped many of our borrowers with payment deferrals and/or PPP loans.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with nine additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets

Cash and due from banks	$39,898,557	$6,664,307
Federal funds sold and other interest-bearing deposits	1,077,113	2,457,045
Cash and cash equivalents	40,975,670	9,121,352
Certificates of deposit in other banks	850,000	100,000
Securities available for sale	54,477,286	36,531,774
Securities held to maturity	23,078,519	19,510,018
Equity security at fair value	552,566	532,321
Restricted stock, at cost	900,500	376,200
Mortgage loans held for sale	1,673,350	242,000
Loans, less allowance for loan losses of $3,296,538 and 2,593,715	521,690,514	359,382,843
Premises and equipment	7,736,556	5,036,851
Accrued interest receivable	2,057,491	1,019,540
Deferred income taxes	1,219,668	1,036,078
Other real estate owned	1,411,605	-
Bank owned life insurance	11,297,342	7,145,477
Goodwill and other intangibles	7,059,408	-
Other assets	2,336,607	2,180,644
	$677,317,082	$442,215,098

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$103,155,113	$60,659,015
Interest-bearing	470,246,434	315,954,299
Total deposits	573,401,547	376,613,314
Securities sold under repurchase agreements	24,753,972	10,958,118
Federal Home Loan Bank of Atlanta advances	5,000,000	-
Long-tem debt	16,973,280	-
Accrued interest payable	409,622	346,214
Other liabilities	5,049,178	4,843,936
	625,587,599	392,761,582
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,011,255 in 2020 and 2,974,019 in 2019	30,113	29,740
Additional paid-in capital	28,294,139	27,812,991
Retained earnings	22,698,954	21,568,161
Accumulated other comprehensive income	706,277	42,624
	51,729,483	49,453,516
	$677,317,082	$442,215,098

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$6,085,249	$4,312,265	$19,291,162	$16,894,657
Investment securities - taxable	209,356	238,075	770,394	869,457
Investment securities - tax exempt	162,794	149,030	625,099	580,384
Federal funds sold and other interest earning assets	18,163	76,964	76,525	357,840
Total interest income	6,475,562	4,776,334	20,763,180	18,702,338

Interest expense
Deposits	699,498	942,731	3,128,994	3,519,960
Securities sold under repurchase agreements	11,608	31,729	107,318	114,641
Federal Home Loan Bank advances and other borrowings	196,639	2,835	222,365	45,352
Total interest expense	907,745	977,295	3,458,677	3,679,953
Net interest income	5,567,817	3,799,039	17,304,503	15,022,385

Provision for loan losses	150,000	40,000	625,000	40,000

Net interest income after provision for loan losses	5,417,817	3,759,039	16,679,503	14,982,385

Noninterest income
Service charges on deposit accounts	160,929	168,923	575,430	663,675
Mortgage banking income	340,273	147,843	1,024,937	397,710
Bank owned life insurance income	60,670	42,888	188,143	364,729
Unrealized gain (loss) on equity security	(2,533)	(2,489)	10,513	16,232
Write down of other real estate owned	-	-	-	(210,150)
Gain on sale of SBA loans	61,885	-	125,520	139,535
Other fees and commissions	53,299	27,805	147,576	121,836
Total noninterest income	674,523	384,970	2,072,119	1,493,567

Noninterest expense
Salaries	2,022,907	1,478,611	6,137,050	5,472,609
Employee benefits	475,237	343,974	1,658,651	1,352,202
Occupancy	206,092	177,351	758,357	771,917
Furniture and equipment	339,623	154,272	840,890	614,543
Acquisition	1,624,496	-	3,236,817	-
Other	979,730	674,189	2,950,643	2,664,543
Total noninterest expense	5,648,085	2,828,397	15,582,408	10,875,814

Income before income taxes	444,255	1,315,612	3,169,214	5,600,138
Income taxes	26,861	254,826	487,211	1,039,334
Net income	$417,394	$1,060,786	$2,682,003	$4,560,804

Earnings per share - basic and diluted	$0.14	$0.36	$0.90	$1.54